     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2002
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                        ANTEON INTERNATIONAL CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        7379                    13-3880755
 (State or other jurisdiction        (Primary Standard           (IRS Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                        3211 JERMANTOWN ROAD, SUITE 700
                          FAIRFAX, VIRGINIA 22030-2801
                                 (903) 246-0200

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CURTIS L. SCHEHR, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        ANTEON INTERNATIONAL CORPORATION
                        3211 JERMANTOWN ROAD, SUITE 700
                          FAIRFAX, VIRGINIA 22030-2801
                                 (703) 246-0200

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

            JOHN C. KENNEDY, ESQ.                                 STEPHEN L. BURNS, ESQ.
            CARL L. REISNER, ESQ.                                CRAVATH, SWAINE & MOORE
   PAUL, WEISS, RIFKIND, WHARTON & GARRISON                          WORLDWIDE PLAZA
         1285 AVENUE OF THE AMERICAS                                825 EIGHTH AVENUE
        NEW YORK, NEW YORK 10019-6064                            NEW YORK, NEW YORK 10019
                (212) 373-3000                                        (212) 474-1000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /X/ 333-75884

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)        PER SHARES        OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.01 par value per share.....   2,875,000 shares          $18.00             $51,750,000            $4,761
Preferred stock purchase rights(3)..........          --                   --                   --                   --
Total.......................................   2,875,000 shares          $18.00             $51,750,000            $4,761

(1) Includes 375,000 shares subject to the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(3) The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock.

                                EXPLANATORY NOTE

    This registration statement is being filed pursuant to Rule 462(b) and General Instruction V of Form S-1, both as promulgated under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-1 (File No. 333-75884) filed by Anteon International Corporation with the Securities and Exchange Commission, which was declared effective by the Commission on March 11, 2002, are incorporated by reference into, and shall be deemed part of, this registration statement.

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
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    All exhibits filed with or incorporated by reference in Registration Statement No. 333-75884 are incorporated by reference into, and shall be deemed to be a part of, this registration statement, except for the following, which are filed herewith.

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------                      ----------------------
         5.1            Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
                        the legality of the shares registered hereunder.

        23.1            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).

        23.2 Independent Auditors' Consent of KPMG LLP with respect to the Registrant.

        23.3            Consent of KPMG LLP with respect to Analysis & Technology,
                        Inc.

        23.4            Consent of Keller Bruner & Company LLP with respect to
                        Sherikon, Inc.

        23.5            Consent of Bason and Company PA with respect to the Training
                        Division of SIGCOM, Inc.

        24.1 Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 of Anteon International
                        Corporation (Registration No. 333-75884)).

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on March 11, 2002.

                                                       ANTEON INTERNATIONAL CORPORATION

                                                       By:  /s/ JOSEPH M. KAMPF
                                                            -----------------------------------------
                                                            Name:  Joseph M. Kampf
                                                            Title: President and Chief Executive
                                                            Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the 11th day of March, 2002.

                                                            *
                                                            -----------------------------------------
                                                            Name: Frederick J. Iseman
                                                            Title: Chairman of the Board and Director

                                                            /s/ JOSEPH M. KAMPF
                                                            -----------------------------------------
                                                            Name: Joseph M. Kampf
                                                            Title: President, Chief Executive Officer
                                                            and Director

                                                            *
                                                            -----------------------------------------
                                                            Name: Carlton B. Crenshaw
                                                            Title: The Chief Financial Officer and
                                                            Chief Accounting Officer

                                                            *
                                                            -----------------------------------------
                                                            Name: Thomas M. Cogburn
                                                            Title: Director

                                                            -----------------------------------------
                                                            Name: Gilbert F. Decker
                                                            Title: Director

                                                            *
                                                            -----------------------------------------
                                                            Name: Robert A. Ferris
                                                            Title: Director

                                                            -----------------------------------------
                                                            Name: Dr. Paul Kaminski
                                                            Title: Director

                                                            *
                                                            -----------------------------------------
                                                            Name: Steven M. Lefkowitz
                                                            Title: Director

                                                            -----------------------------------------
                                                            Name: William J. Perry
                                                            Title: Director

                                                            /s/ HENRY HUGH SHELTON
                                                            -----------------------------------------
                                                            Name: Henry Hugh Shelton
                                                            Title: Director

                                                            -----------------------------------------
                                                            Name: Thomas J. Tisch
                                                            Title: Director

*By:                   /s/ JOSEPH M. KAMPF
             --------------------------------------
                         Joseph M. Kampf
                      (AS ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
         5.1            Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
                        the legality of the shares registered hereunder.

        23.1            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).

        23.2 Independent Auditors' Consent of KPMG LLP with respect to the Registrant.

        23.3            Consent of KPMG LLP with respect to Analysis & Technology,
                        Inc.

        23.4            Consent of Keller Bruner & Company LLP with respect to
                        Sherikon, Inc.

        23.5            Consent of Bason and Company PA with respect to the Training
                        Division of SIGCOM, Inc.

        24.1 Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 of Anteon International
                        Corporation (Registration No. 333-75884)).

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